Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 24, 2011, is made by and among Burlington Coat Factory Investments Holdings, Inc., a Delaware corporation (the “Company”) and Wilmington Trust FSB (as successor trustee to Wells Fargo Bank, N.A.), as Trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company and the Trustee are parties to an Indenture dated as of April 13, 2006 (as amended, supplemented or otherwise modified from time to time, the “Indenture”).

WHEREAS, pursuant to the Indenture, the Company issued and the Trustee authenticated and delivered an aggregate principal amount at maturity of $99,309,000 of the Company’s 14 1/2% Senior Discount Notes due 2014 (the “Notes”), of which $99,309,000 at maturity is currently outstanding.

WHEREAS, Section 9.2 of the Indenture provides, among other things, that with the consent of the holders (the “Holders”) of at least a majority in aggregate principal amount of the Notes then outstanding (the “Requisite Consents”), the Company and the Trustee may amend the Indenture or the Notes.

WHEREAS, on February 9, 2011, the Company distributed an Offer to Purchase and Consent Solicitation Statement (as amended, modified, or supplemented, the “Offer to Purchase”) to each Holder.

WHEREAS, the Company has obtained the Requisite Consents to amend the Indenture as set forth in the Offer to Purchase (the “Amendments”).

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company.

WHEREAS, the Company has delivered, or caused to be delivered, to the Trustee an Officer’s Certificate and an Opinion of Counsel meeting the requirements of Sections 12.4 and 12.5 of the Indenture.

NOW THEREFORE, each party agrees for the benefit of the other parties and for the equal and ratable benefit of all Holders, as follows:

AGREEMENT:

Section 1. Definitions. Capitalized terms used in this Supplemental Indenture and not otherwise defined herein have the meanings given to them in the Indenture. Sections 1.1 and 1.2 of the Indenture are hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Section 2.1 below.

Section 2. Amendments.

2.1 Amendment of Certain Sections of the Indenture. The Indenture is hereby amended by deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety:

(a) Section 4.3 - Provision of Financial Information

(b) Section 4.4 - Compliance Certificate

(c) Section 4.5 - Taxes

(d) Section 4.6 - Stay, Extension and Usury Laws

(e) Section 4.7 - Limitation on Restricted Payments

(f) Section 4.8 - Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

(g) Section 4.9 - Limitation on Incurrence of Debt

(h) Section 4.10 - Limitation on Merger, Consolidation or Sale of Assets

(i) Section 4.11 - Limitation on Transactions with Affiliates

(j) Section 4.12 - Limitation on Liens

(k) Section 4.13 - Payments for Consent

(l) Section 4.14 - Offer to Purchase upon Change of Control

(m) Section 4.15 - Corporate Existence

(n) Section 4.16 - Business Activities

(o) Section 4.17 - Limitation on Issuance of Guarantees

(p) Section 4.18 - Limitation on Creation of Unrestricted Subsidiaries

(q) Section 4.19 - Further Instruments and Acts

(r) Section 5.1 - Consolidation, Merger, Conveyance, Transfer or Lease

(s) Section 5.2 - Successor Corporation Substituted

2.2 Amendments to Events of Defaults in the Indenture. Section 6.1 of the Indenture, “ Events of Default” is hereby amended and restated in its entirety as follows:

SECTION 6.1 Events of Default.

Each of the following consitutes an “Event of Default”:

(1) the Company defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes; and

(2) the Company defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days.

(3) Reserved.

(4) Reserved.

(5) Reserved.

(6) Reserved.

Section 3. Miscellaneous.

3.1 Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder holding Notes that have been heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby; provided, however, that Sections 1 and 2.1 hereof shall not become operative unless and until the date (the “Operative Date”) set forth in a notice from the Company to the Trustee, stating that all the Notes that were validly tendered and not withdrawn at or prior to the Early Acceptance Date (as defined in the Offer to Purchase) were purchased on the Early Payment Date (as defined in the Offer to Purchase).

3.2 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions of the Indenture shall remain in full force and effect.

3.3 Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

3.4 Confirmation and Preservation of the Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

3.5 Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies, or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “Act”), that is required under such Act to be part of and govern any provision of this Supplemental Indenture, the provision of such Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Act that may be so modified or excluded, the provisions of the Act shall be deemed to apply to the

Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

3.6 Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or adequacy of this Supplemental Indenture.

3.7 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided, including specifically the Trustee’s rights to indemnification contained in Section 7.2 of the Indenture.

3.8 Separability Clause. In case any provision of this Supplemental Indenture shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.9 Effect of Headings. The Section and Subsection headings herein are for convenience only and shall not affect the construction hereof.

3.10 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, the Indenture, or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Holders, any benefit of any legal or equitable right, remedy, or claim under the Indenture, this Supplemental Indenture, or the Notes.

3.11 Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and permitted assigns, whether so expressed or not.

3.12 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

3.13 Counterparts. This Supplemental Indenture may be executed in counterparts (including by means of facsimile signature pages), each of which shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Remainder of Page Blank — Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date and the year first written above.

Burlington Coat Factory Investments Holdings, Inc.

By:	/s/ Robert LaPenta, Jr.
Name: Robert LaPenta, Jr.
Title: Vice President and Treasurer

Wilmington Trust FSB, as Trustee

By	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President